Exhibit 23.1

7979 E. Tufts Avenue, Suite 400 Denver, Colorado 80237-2521 P: 303-740-9400 F: 303-740-9009 www.EKSH.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Registration Statement on Form S-4 of our report dated April 1, 2013 with respect to the consolidated financial statements of Real Goods Solar, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus included in such Registration Statement.

EKS&H LLLP

October 18, 2013

Denver, Colorado

DENVER • FORT COLLINS • BOULDER

EKS&H LLLP